Exhibit 99.1

JER Investors Trust Inc. Announces Resignation of Gene C. McQuown

McLean, VA, March 21, 2006 — JER Investors Trust Inc. (NYSE: JRT) announced that Gene C. McQuown has resigned as President of the Company effective immediately, citing an interest in launching his own business venture. Mr. McQuown originally joined J.E. Robert Company, Inc., an affiliate of the manager of the Company, in 1989, and in 2004 became President of JER Investors Trust Inc.

“We very much appreciate Gene’s many contributions,” stated Joseph E. Robert, Jr., Chairman and Chief Executive Officer of JER Investors Trust Inc. “Although we will personally miss Gene both as a friend and colleague, we have in place a strong senior management team to fully continue the operations of our business. We all wish Gene the greatest success in his future endeavors.” Mr. McQuown’s responsibilities at JER Investors Trust Inc. will be assumed by Keith Belcher, Vice Chairman and Executive Vice President and Todd Eagle, Executive Vice President.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit http://www.jer.com.

Forward-Looking Statements:

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source new investments, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.